Exhibit 99.1

Super Micro Computer, Inc. Announces 1st Quarter Fiscal 2009 Financial Results

SAN JOSE, Calif., October 29, 2008 (BUSINESS WIRE) — Super Micro Computer, Inc. (NASDAQ:SMCI), a leader in application optimized, high performance server solutions, today announced first quarter fiscal 2009 financial results for the quarter ended September 30, 2008.

Fiscal First Quarter Highlights

•	Quarterly net sales of $144.1 million, up 22.1% from the same quarter of last year and down 3.2% from the prior quarter.

•	GAAP net income of $7.2 million, up 23.5% from the same quarter of last year and up 4.7% from the prior quarter.

•	GAAP gross margin of 19.3%, compared with 19.5% in the same quarter of last year and 19.1% in the prior quarter.

•	SuperServer wins Reviewers Choice at Government Computer News (GCN).

Net sales for the first quarter fiscal 2009 ended September 30, 2008 totaled $144.1 million, up 22.1% from $117.9 million in the first quarter of fiscal 2008. No customer accounted for more than 10% of net sales during the quarter.

GAAP net income for the first quarter of fiscal year 2009 was $7.2 million or $0.18 per diluted share, a growth of 23.5% from the net income of $5.8 million, or $0.15 per diluted share in the same period a year ago. Included in net income for the quarter was $1.2 million of stock-based compensation expense (pre-tax). Excluding stock-based compensation expense and the related tax effect, non-GAAP net income for the first quarter of fiscal 2009 was $8.3 million, or $0.21 per diluted share, compared to non-GAAP net income of $6.6 million, or $0.17 per diluted share, in the same quarter of last year. On a sequential basis, non-GAAP net income increased from the fourth quarter of fiscal year 2008 by $0.2 million and there was no change on a diluted per share basis.

GAAP gross margin for the first quarter was 19.3%, compared to 19.5% in the same period a year ago. Non-GAAP gross margin for the first quarter was 19.4% compared to 19.6% in the same period a year ago. On a sequential basis, non-GAAP gross margin increased by 0.2% from 19.2% in the fourth quarter of fiscal 2008.

The Company ended the first quarter of fiscal 2009 with $79.9 million in cash and cash equivalents, short and long term investments compared to $69.4 million at the end of first quarter of fiscal 2008. Free cash flow in the first quarter was $11.3 million.

Management Commentary & Business Outlook

“We are pleased that our strategy for application optimized product offerings allowed us to deliver another solid quarter of performance. Our in-house research and development continues to create innovative server solutions for our customers that provide both superior price-for-performance as well as environmentally advanced products. Our customers are relying more than ever on us to offer “green”, high performance, cost effective server solutions. Together with our technology partners, our Supermicro business model is poised to be among the first to launch new products in the coming months that meet our customers needs,” said Charles Liang, President and Chief Executive Officer. “We are as convinced as ever that Supermicro’s ability to respond to customer challenges by providing fast time-to-market server solutions makes us one of the strongest competitors in the industry.”

Current uncertainty in global economic conditions makes it more difficult to predict customer purchasing decisions and Supermicro’s business outlook for the second quarter reflects the uncertainty. During this period of global economic uncertainty, Supermicro will only provide guidance on a quarterly basis.

The Company expects net sales within a range of $140 million to $150 million for the quarter ending December 31, 2008. This represents an increase of between 2.2% to 9.5% as compared to the second fiscal quarter of last year. In addition, the Company expects non-GAAP earnings per diluted share of approximately $0.18 to $0.22 for the second quarter.

It is currently expected that the outlook will not be updated until the release of the Company’s next quarterly earnings announcement, notwithstanding subsequent developments; however, the Company may update the outlook or any portion thereof at any time. Such updates will take place only by way of a news release or other broadly disseminated disclosure available to all interested parties in accordance with Regulation FD.

Conference Call Information

Supermicro will discuss these financial results and its outlook for the second quarter in a conference call at 2:00 p.m. PT, today. Those wishing to participate in the conference call should call 1-888-637-7738 (international callers dial 1-913-981-5536) 10 minutes prior to registering. A replay of the call will be available until 11:59 pm ET on Wednesday, November 5, 2008 by dialing 1-888-203-1112 (international callers dial 1-719-457-0820) and entering replay PIN 4598285. The live web cast and replay of the call will be available on the Investor Relations section at www.supermicro.com, with the replay beginning approximately two hours after the conclusion of the call and will remain available until the Company’s next earnings call. The call will be accompanied by a slide presentation which can be found on our website at www.supermicro.com in the investor section under Events and Presentations in a pdf format that can be downloaded.

Cautionary Statement Regarding Forward Looking Statements

Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate, among other things, to our expected financial and operating results, our ability to build and grow Supermicro, the benefits of our products and our ability to achieve our goals, plans and objectives. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from those anticipated. These include, but are not limited to: the current economic uncertainties, our dependence on continued growth in the markets for X86, blade servers and embedded applications, increased competition, difficulties of predicting timing, introduction and customer acceptance of new products, poor product sales, difficulties in establishing and maintaining successful relationships with our distributors and vendors, shortages or price fluctuations in our supply chain, our ability to protect our intellectual property rights, our ability to control the rate of expansion domestically and internationally, difficulty managing rapid growth and general political, economic and market conditions and events. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Use of Non-GAAP Financial Measures

Non-GAAP gross margin discussed in this press release excludes stock-based compensation expense. Non-GAAP net income and net income per share discussed in this press release exclude stock-based compensation expense and the related tax effect of the applicable items. Management presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses the non-GAAP financial measures for planning purposes, including analysis of the Company’s performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance. However, these non-GAAP financial measures have limitations as an analytical tool, and are not intended to be an alternative to financial measures prepared in accordance with GAAP. Pursuant to the requirements of SEC Regulation G, detailed reconciliations between the Company’s GAAP and non-GAAP financial results is provided at the end of this press release. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company’s SEC filings.

About Super Micro Computer, Inc.

Established in 1993, Supermicro emphasizes superior product design and uncompromising quality control to produce industry-leading serverboards, chassis and server systems. These mission-critical Server Building Block solutions provide benefits across many environments, including data center deployment, high-performance computing, high-end workstations, storage networks and standalone server installations. For more information on Supermicro’s complete line of advanced motherboards, SuperServers, and optimized chassis, visit www.Supermicro.com, email Marketing@Supermicro.com or call the San Jose, CA headquarters at +1 408-503-8000.

SUPER MICRO COMPUTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2008	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$64,774	$51,481
Short-term investments	57	57
Accounts receivable, net	46,200	49,501
Inventories, net	100,853	85,683
Deferred income taxes – current	8,652	8,663
Prepaid income taxes	357	2,661
Prepaid expenses and other current assets	1,628	1,837

Total current assets	222,521	199,883
Long-term investments	15,103	16,106
Property, plant and equipment, net	46,017	45,602
Deferred income taxes – noncurrent	995	939
Restricted assets	1,771	1,728
Other assets	125	127

Total assets	$286,532	$264,385

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$86,872	$80,962
Accrued liabilities	19,551	14,790
Income tax payable	261	189
Advances from receivable financing arrangements	1,438	1,173
Current portion of capital lease obligations	46	57
Current portion of long-term debt	304	320

Total current liabilities	108,472	97,491
Long-term capital lease obligations-net of current portion	96	108
Long-term debt-net of current portion	9,923	9,981
Other long-term liabilities	4,771	4,934

Total liabilities	123,262	112,514
Stockholders’ equity:
Common stock and additional paid-in capital	73,581	69,434
Deferred stock-based compensation	(502)	(675)
Accumulated other comprehensive loss	(544)	(451)
Retained earnings	90,735	83,563

Total stockholders’ equity	163,270	151,871

Total liabilities and stockholders’ equity	$286,532	$264,385

SUPER MICRO COMPUTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2008	2007
Net sales	$144,051	$117,949
Cost of sales	116,215	94,904

Gross profit	27,836	23,045
Operating expenses:
Research and development	8,085	6,706
Sales and marketing	4,756	3,729
General and administrative	3,155	3,424

Total operating expenses	15,996	13,859
Income from operations	11,840	9,186
Interest income	218	538
Interest expense	(237)	(252)

Income before income tax provision	11,821	9,472
Income tax provision	4,649	3,665

Net income	$7,172	$5,807

Net income per share:
Basic	$0.22	$0.19

Diluted	$0.18	$0.15

Shares used in per share calculation:
Basic	33,028,294	30,291,743

Diluted	39,298,993	38,619,263

Stock-based compensation is included in the following cost and expense categories by period (in thousands):

	Three Months Ended September 30,
	2008	2007
Cost of sales	$133	$112
Research and development	551	349
Sales and marketing	191	144
General and administrative	334	265

SUPER MICRO COMPUTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2008	2007
OPERATING ACTIVITIES:
Net income	$7,172	$5,807
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	812	537
Stock-based compensation expense	1,209	870
Allowance for doubtful accounts	3	42
Allowance for sales returns	1,569	1,273
Provision for inventory	575	2,088
Deferred income taxes	15	(1,075)
Gain on short-term investments	—	(198)
Changes in operating assets and liabilities:
Accounts receivable, net	1,729	(8,544)
Inventories	(15,745)	(8,743)
Prepaid expenses and other current assets	209	(101)
Other assets	1	—
Accounts payable	6,109	7,072
Income tax payable	4,450	1,736
Accrued liabilities	4,761	494
Other long-term liabilities	(163)	2,741

Net cash provided by operating activities	12,706	3,999

INVESTING ACTIVITIES:
Proceeds from investments	850	890
Purchases of investments	—	(4,725)
Purchases of property, plant and equipment	(1,425)	(580)
Restricted assets	(43)	(205)

Net cash used in investing activities	(618)	(4,620)

FINANCING ACTIVITIES:
Repayment of long-term debt	(74)	(76)
Proceeds from exercise of stock options	1,037	290
Payment of obligations under capital leases	(23)	(45)
Advances under receivable financing arrangements	265	(77)
Payment of offering costs	—	(20)

Net cash provided by financing activities	1,205	72

Net increase (decrease) in cash and cash equivalents	13,293	(549)
Cash and cash equivalents at beginning of period	51,481	50,864

Cash and cash equivalents at end of period	$64,774	$50,315

Supplemental disclosure of cash flow information:
Cash paid for interest	$237	$252
Cash paid for taxes	$359	$5
Non-cash investing and financing activities:
Equipment purchased under capital leases	$—	$4
Reversals of deferred stock-based compensation for cancellation of stock options	$3	$19
Accrued costs for property, plant and equipment purchases	$456	$1,697
Accrued offering costs	$—	$297
Changes in fair values of investments	$(153)	$—

SUPER MICRO COMPUTER, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2008	2007
GAAP GROSS PROFIT	$27,836	$23,045
Add back stock-based compensation (a)	133	112

Non-GAAP GROSS PROFIT	$27,969	$23,157

GAAP GROSS MARGIN	19.3%	19.5%
Add back stock-based compensation (a)	0.1%	0.1%

Non-GAAP GROSS MARGIN	19.4%	19.6%

GAAP INCOME FROM OPERATIONS	$11,840	$9,186
Add back stock-based compensation (a)	1,209	870

Non-GAAP INCOME FROM OPERATIONS	$13,049	$10,056

GAAP NET INCOME	$7,172	$5,807
Add back stock-based compensation (a)	1,209	870
Add back adjustments to tax provision (b)	(52)	(119)

Non-GAAP NET INCOME	$8,329	$6,558

GAAP NET INCOME PER SHARE - BASIC	$0.22	$0.19
Add back stock-based compensation and adjustments to tax provision (a) (b)	0.03	0.03

Non-GAAP NET INCOME PER SHARE - BASIC	$0.25	$0.22

GAAP NET INCOME PER SHARE - DILUTED	$0.18	$0.15
Add back stock-based compensation and adjustments to tax provision (a) (b)	0.03	0.02

Non-GAAP NET INCOME PER SHARE - DILUTED	$0.21	$0.17

SHARES USED IN COMPUTING NET INCOME PER SHARE
BASIC - GAAP	33,028,294	30,291,743

BASIC - Non-GAAP	33,028,294	30,291,743

DILUTED - GAAP	39,298,993	38,619,263

DILUTED - Non-GAAP	39,559,095	38,851,182

(a)	Amortization of SFAS No. 123R, APB 25 and SFAS No. 123 stock-based compensation for the three months ended September 30, 2008 and 2007.

(b)	The provision of income taxes used in arriving at the non-GAAP net income was computed using an income tax rate of 36.1% and 36.6% for the three months ended September 30, 2008 and 2007, respectively.

SMCI-F

SOURCE: Super Micro Computer, Inc.

Super Micro Computer, Inc.

Howard Hideshima, 408-503-8000

Chief Financial Officer

ir@supermicro.com

or

Perry G. Hayes, 408-895-6570

SVP, Investor Relations

ir@supermicro.com